New Prespective Fund

March 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$280,895
Class B	$0
Class C	$848
Class F1	$9,609
Class F2	$15,742
Total	$307,094
Class 529-A	$10,501
Class 529-B	$0
Class 529-C	$80
Class 529-E	$353
Class 529-F1	$499
Class R-1	$121
Class R-2	$621
Class R-3	$8,712
Class R-4	$13,609
Class R-5	$14,172
Class R-6	$70,648
Total	$119,316

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.0000
Class C	$0.0227
Class F1	$0.2782
Class F2	$0.3971
Class 529-A	$0.2747
Class 529-B	$0.0000
Class 529-C	$0.0089
Class 529-E	$0.1870
Class 529-F1	$0.3536
Class R-1	$0.0463
Class R-2	$0.0378
Class R-3	$0.1932
Class R-4	$0.2981
Class R-5	$0.3990
Class R-6	$0.4199

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	977,257
Class B	6,693
Class C	38,581
Class F1	38,425
Class F2	43,502
Total	1,104,458
Class 529-A	40,600
Class 529-B	953
Class 529-C	9,397
Class 529-E	1,979
Class 529-F1	1,557
Class R-1	2,821
Class R-2	16,985
Class R-3	46,584
Class R-4	49,881
Class R-5	38,405
Class R-6	181,251
Total	390,413

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$37.66
Class B	$37.27
Class C	$36.61
Class F1	$37.47
Class F2	$37.61
Class 529-A	$37.32
Class 529-B	$36.96
Class 529-C	$36.61
Class 529-E	$37.01
Class 529-F1	$37.26
Class R-1	$36.35
Class R-2	$36.63
Class R-3	$36.96
Class R-4	$37.25
Class R-5	$37.65
Class R-6	$37.69